UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2006

Global Crossing Ltd
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda		HM12
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	4412968600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

2006 Annual Bonus Program

On March 7, 2006, the Board of Directors (the "Board") of Global Crossing Limited (the "Company") adopted the Company’s annual bonus program for 2006 (the "2006 Bonus Program") at the recommendation of the Compensation Committee of the Board. Substantially all employees of the Company, including all executive officers, participate in the 2006 Bonus Program. The program is intended to retain such employees and to motivate them to help the Company achieve its financial and business goals.

Each participant is provided a target award under the 2006 Bonus Program expressed as a percentage of his or her base salary. The applicable percentages for executive officers range from 50% to 100% of base salary. Actual awards under the 2006 Bonus Program will be paid only if the Company achieves specified performance goals for 2006 relating to earnings (the "EBITDA Metric") (representing 60% of the overall target opportunity) and/or the net change in cash and cash equivalents (the "Cash Use Metric") (representing 40% of the overall target opportunity). The payout for each performance opportunity is calculated independently of the other once financial results for 2006 have been determined. Specifically, each participant will earn (i) 40% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved and (iii) 140% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved or exceeded. Straight-line interpolation will be used to determine the payout for performance between the threshold and target goals or between the target and maximum goals. No payout will be made for performance below threshold.

Bonus payouts under the 2006 Bonus Program will be made half in cash and half in fully vested shares of common stock of the Company issued under the 2003 Global Crossing Limited Stock Incentive Plan; provided that the Compensation Committee retains discretion to change the allocation between shares and cash. The chief executive officer’s bonus payout is subject to the terms of the Global Crossing Limited Senior Executive Short-Term Incentive Compensation Plan and his December 9, 2003 employment agreement.

2006 Long-Term Incentive Program

On March 7, 2006, the Compensation Committee and the Board also approved the grant of restricted stock units ("RSUs") and performance shares to key employees of the Company ("Grantees"), including all executive officers.

Each RSU will vest on March 7, 2009, subject to the applicable Grantee's continued employment through that date and subject to earlier pro-rata vesting in the event of death or long-term disability; provided that the chief executive officer’s RSUs vest in full upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. An RSU entitles the Grantee to receive a share of unrestricted common stock of the Company on the vesting date. The executive officers were granted 219,000 RSUs in the aggregate.

In addition, a target performance share opportunity was established for each Grantee. Each performance share earned will be paid out in unrestricted shares of common stock of the Company on December 31, 2008, subject to the applicable Grantee's continued employment through that date and subject to earlier pro-rata payout in the event of death or long-term disability; provided that the chief executive officer’s performance shares vest in full upon actual or constructive termination without cause (as determined in accordance with his employment agreement) or due to death or long-term disability. The target number of performance shares granted for all executive officers in the aggregate is 259,000 shares.

Each Grantee's target performance share opportunity comprises three separate award opportunities: One based on a goal related to combined 2006 and 2007 EBITDA Metric performance in an amount equal to 40% of the overall target opportunity; one based on a goal related to combined 2006 and 2007 Cash Use Metric performance in an amount equal to 40% of the overall target opportunity; and one based on a goal related to combined 2006 and 2007 performance relative to a measure of profitability of the Company's "Invest and Grow" operating segment (the "Invest and Grow Metric") in an amount equal to 20% of the overall target opportunity. Performance shares with respect to each of the EBITDA Metric opportunity, the Cash Use Metric opportunity and the Invest and Grow Metric opportunity will be earned only if the Company achieves specified financial performance goals relating to that opportunity. Specifically, each Grantee will earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved and (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved or exceeded. Straight-line interpolation will be used to determine the payout for performance between the threshold and target goals or between the target and maximum goals. No payout will be made for performance below threshold.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd

March 10, 2006	By:	Mitchell C. Sussis

Name: Mitchell C. Sussis
Title: Vice President, Secretary & Deputy General Counsel